Exhibit 99.1

Orange 21 Inc. 2070 Las Palmas Drive Carlsbad, CA 92011 PH: (760) 804-8420 FX: (760) 804-8442 www.orangetwentyone.com

Orange 21 North America Inc. Enters Into Promissory Note with Shareholder Costa Brava III, L.P.

CARLSBAD, Calif.—(MARKET WIRE)—October 7, 2010 Orange 21 Inc. (ORNG.PK), a leading designer, producer and distributor of sunglasses, prescription eyewear, snow and motocross goggles, and branded apparel and accessories for the action sports, motorsports, snowsports and lifestyle markets, announced today that effective October 5, 2010, its wholly owned subsidiary Orange 21 North America Inc. (“O21NA”), entered into a $1.0 million Promissory Note with one of Orange 21 Inc.’s shareholders, Costa Brava Partnership III, L.P. (“Costa Brava”). The Promissory Note is an enlargement of the $3.0 million Promissory Note entered into with Costa Brava in March 2010 to $4.0 million and has similar terms and conditions. The Promissory Note is subordinated to O21NA’s Loan and Security Agreement with BFI Business Finance (“BFI”), pursuant to the terms of a Debt Subordination Agreement, dated March 23, 2010 and amended on October 4, 2010, by and between Costa Brava and BFI. The proceeds from the Promissory Note are expected to be used for working capital purposes and other corporate expenses.

Interest under the Promissory Note accrues daily at the following rates from the date of receipt of funds under the Promissory Note at (i) 9% per annum on the last day of each calendar month and (ii) 3% per annum payable on the maturity date. In addition, the Promissory Note requires that O21NA pays a facility fee of .61% of the original principal amount on December 31, 2010 and the maturity date. The Promissory Note matures on July 29, 2011. The terms of the Promissory Note include customary representations and warranties, as well as reporting and financial covenants, customary for financings of this type.

Seth Hamot, Orange 21 Inc.’s Chairman of the Board of Directors, is the President and sole member of Roark, Rearden & Hamot, LLC, which is the sole general partner of Costa Brava. Mr. Hamot commented, “We are quite pleased to help our company grow. We believe Orange 21 and its portfolio of brands have lots of opportunity in front of them, and we look forward to being a part of that growth for a long time.”

About Orange 21 Inc.

Orange 21 designs, develops, markets and produces premium products for the action sports, motorsports, snowsports and lifestyle markets under the brands Spy Optic™, O’Neil™, Margaritaville™ and Melodies by MJB™.

Safe Harbor Statement

This press release contains forward-looking statements. These statements relate to future events or future financial performance and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “expect,” “believe,” or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to: the general conditions of the domestic and global economy; failure of the funds borrowed under the promissory note to contribute to our growth; failure to successfully benefit from market and business opportunities; the possible exit of Mr. Hamot from our Board of Directors or Roark, Rearden & Hamot, LLC; our outstanding indebtedness; our ability to continue to develop, produce and introduce innovative new products in a timely manner and other risks identified from time to time in our filings made with the U.S. Securities and Exchange Commission. Although, we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. Moreover, we assume no responsibility for the accuracy or completeness of such forward-looking statements and undertake no obligation to update any of these forward-looking statements.

Orange 21 Inc.

A. Stone Douglass, Chief Executive Officer

Phone: 760-804-8420

Fax: 760-804-8442

www.orangetwentyone.com